                                                                      EXHIBIT 19

                                TRUST AGREEMENT

                                    between

                            UNITED STATIONERS INC.,

                                  as settlor,

                                      AND

              AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO,

            not in its individual capacity but solely as Trustee of

                           USI BONUS BENEFITS TRUST,

                          Dated as of __________, 1995

     THIS TRUST AGREEMENT ("Agreement") is made as of the ____ day of _____, 1995 [the day preceding the date on which the tender closes] between United Stationers Inc., a Delaware corporation (the "Company"), as settlor, and American National Bank and Trust Company of Chicago, not in its individual capacity but solely as trustee (herein, together with its permitted successors in the trusts hereunder, called the "Trustee").

     WHEREAS, the Board of Directors of the Company has approved the merger of Associated Holdings, Inc., a Delaware corporation ("AHI"), into the Company (the "Merger"), pursuant to which the Company will be the surviving corporation; and

     WHEREAS, certain of the employees of the Company participate in the Company's Executive Bonus Plan and Management Incentive Plan and are eligible to receive bonus and incentive payments made by the Company on or about October 15th of each year; and

     WHEREAS, pursuant to the Agreement and Plan of Merger between Associated Holdings, Inc. and the Company dated as of February 13, 1995 (the "Merger Agreement"), the bonus and incentive payments to be paid on or about October 15, 1995 to the employees of the Company participating in the Company's Executive Bonus Plan and Management Incentive Plan have now been agreed upon; and

     WHEREAS, to secure the provision to such employees of their respective bonus and incentive payments, the Company or AHI has caused the LOC (hereinafter defined) to be issued to the Trustee; and

     WHEREAS, the Company and the Trustee desire to specify the terms and conditions pursuant to which the Trust shall hold the LOC and manage other security from time to time comprising the Trust Estate;

     NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the Company and the Trustee agree as follows:


                                   ARTICLE I

                                  DEFINITIONS
                                  -----------

     SECTION 1.1  General.
                  -------

     For the purpose of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, the terms defined in this Agreement include the plural as well as the singular, the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and Section references refer to Sections and subsections of this Agreement. Other terms not defined in this Article are defined elsewhere in this Agreement.

     SECTION 1.2  Specific Terms.
                  --------------

     "Aggregate EBP Amount" means the aggregate of the EBP Amounts payable to the Beneficiaries, as set forth on the Schedule of Benefits.

     "Aggregate MIP Amount" means the aggregate of the MIP Amounts payable to the Beneficiaries, as set forth on the Schedule of Benefits.

     "Aggregate MIP Tail Amount" means the aggregate of the MIP Tail Amounts which may become payable to the Beneficiaries, as set forth on the Schedule of Benefits.

     "Agreement" means this Trust Agreement as originally executed and, if from time to time supplemented or amended by one or more amendments entered into pursuant to the applicable provisions hereof, as so supplemented or amended.

     "Beneficiary" means an individual listed in the Schedule of Benefits, except as expressly herein otherwise provided.

     "Business Day" means any day other than (a) a Saturday or a Sunday, or (b) another day on which banking institutions in Chicago, Illinois or New York, New York, are authorized or obligated by law, executive order, or governmental decree to be closed.

     "Closing Date" means the closing date as defined in the Merger Agreement.

     "Company" means United Stationers Inc., a Delaware corporation, its successors and assigns.

     "Designated Beneficiaries" means Joel D. Spungin and Melvin L. Hecktman, and, if one of them should die or become disabled, his respective legal representative.

     "EBP" means the Executive Bonus Plan of the Company.

     "EBP Amount" means, for each Beneficiary, the amount payable to such Beneficiary under the EBP, as set forth on the Schedule of Benefits.

     "Eligible Investments" means any of the following obligations or securities, to the extent permitted by law, on which neither the Company nor any of its affiliates is an obligor: (a) Government Obligations with a maturity of not more than 360 days; (b) interest bearing deposit accounts (which may be represented by certificates of deposit or time deposits) constituting direct obligations of any Qualifying Institution, which obligations are fully insured as to principal by either the Bank Insurance Fund or the Savings Association Insurance Fund, each administered by the Federal Deposit Insurance Corporation or, if not so insured, are fully collateralized with Government Obligations (provided, any such Government Obligations must be held by a trustee who is not the provider of the collateral or by any Federal Reserve Bank or Depositary as custodian for the institution issuing such deposits, and such trustee shall have a perfected lien in the Government Obligations serving as collateral, and such collateral shall be free of all third party liens); and (c) interests in any money market fund or trust, the investments of which are restricted to obligations described in clauses (a) or (b) of this definition, provided that such trust or money market fund is rated at the time of purchase in any of the two highest rating categories for unit investment trusts or money market funds by at least two Rating Agencies.

     "Eligible Issuer" means The Chase Manhattan Bank, National Association, and, if not such bank, then any other depositary institution or trust company organized under the laws of the United States or any one of the states thereof, which may include the Trustee and its affiliates, so long as any of the foregoing at all times has a rating for investment purposes of not less than "A" or "P-1" by Moody's or "A" or "A-1" by S&P or "A" or "F-1" by Fitch or a comparable rating by another Rating Agency, meeting the following criteria: (a) its capital and surplus are in excess of $200,000,000, (b) its deposits are insured to the full extent permitted by law by the Federal Deposit Insurance Corporation and (c) it is subject to supervision and examination by Federal or state authorities. If such depository institution publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then the combined capital and surplus of such corporation shall be deemed to surplus as set forth in its most recent report of condition so published.

     "Eligible Trustee" means American National Bank and Trust Company of Chicago, any institution capable of serving as an Eligible Issuer or any trustee selected by the Company with the approval of the Designated Beneficiaries.

     "Fitch" means Fitch Investors Service, a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns.

     "Government Obligations" means the direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed as to full and timely payment by the full faith and credit of, the United States of America.

     "LOC" means an irrevocable, unconditional letter of credit issued by an Eligible Issuer, substantially in the form of Schedule 1 hereto, in an amount
                                              ----------
equal to the LOC Amount.

     "LOC Amount" means initially $_____ million and thereafter the outstanding amount under the LOC from time to time after giving effect to the provisions of Sections 3.2 and 3.3.

     "LOC Draw Event" means (a) the Trustee receives written notice or an opinion of counsel to the effect that there is a threat of a failure of the LOC Issuer to honor drafts on the LOC presented by the Trustee arising from the purported subjection of LOC Proceeds to the jurisidiction of any bankruptcy trustee in proceedings involving the Company or the pending or threatened insolvency or failure of the LOC Issuer or (b) the Trustee receives written notice or an opinion of counsel to the effect that a Sale or Merger Transaction has occurred.

     "LOC Issuer" means the depository institution or trust company issuing the LOC from time to time held by the Trustee pursuant to this Agreement.

     "LOC Proceeds" means the amounts from time to time paid to the Trustee by the LOC Issuer as a result of draws made on the LOC.

     "LOC Termination Date" means the the date occurring five (5) days after the Trustee shall have drawn on the LOC and deposited LOC Proceeds in the Trust Account equal to the Aggregate EBP Amount, the Aggregate MIP Amount and that portion of the Aggregate MIP Tail Amount due to Beneficiaries, as certified by the Company or the Designated Beneficiaries under Section 3.1 hereof.

     "Managing Beneficiaries" shall have the meaning set forth in Section
3.6(b).

     "MIP" means the Management Incentive Plan of the Company.

     "MIP Amount" means, for each Beneficiary, the amount payable to such Beneficiary under the MIP, as set forth on the Schedule of Benefits.

     "MIP Tail Amount" means, for each Beneficiary entitled thereto, the amount deemed payable to such Beneficiary under the MIP, as set forth on the Schedule of Benefits, if such Beneficiary is certified by the Company or the Designated Beneficiaries to the Trustee under Section 3.1 hereof as eligible to receive such benefits.

     "Moody's" shall mean Moody's Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns.

     "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust or unicorporated organization.

     "Plan of Liquidation" means a plan (including by operation of law) that provides for, contemplates or the effectuation of which is preceded or accompanied by (whether or not substantially contemporaneously) (i) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the referent Person otherwise than as an entirety or substantially as an entirety and (ii) the distribution of all or substantially all of the proceeds of such sale, lease, conveyance or other disposition and all or substantially all of the remaining assets of the referent Person to the holders of the capital stock, shares, interests, participations, rights in or other equivalents of the referent Person.

     "Rating Agency" shall mean Fitch or Moody's or S&P, or any other recognized national credit rating agency of comparable standing, which provides a rating for any specified Investment Securities or Qualifying Institution.

     "Record Date" means August 31, 1995.

     "Register" means the list to be maintained by the Trustee containing the names, mailing addresses and telephone numbers of the Beneficiaries, their spouses and dependents.

     "Reinvestment Income" means any interest or other earnings earned on all or part of the Trust Estate.

     "Sale or Merger Transaction" means a single transaction or series of transactions pursuant to which the Company consolidates or merges with or into any Person, or sells, assign, transfers, leases, conveys or otherwise disposes of (or causes or permits any of the Company's Subsidiaries to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company's and its Subsidiaries' assets (determined on a consolidated basis) to any Person, or adopts a Plan of Liquidation and, as a result of such transaction or series of transactions: (a) the Company is not the surviving or continuing corporation or (b) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person who acquires by conveyance, transfer or lease the properties of the Company substantially as an entity or, in the case of a Plan of Liquidation, or Person to which assets of the Company have been transferred, is not a corporation organized and validly existing under the laws of the United States of America or any State thereof and/or fails to expressly assume, by written instrument (in form and substance satisfactory to the Designated Beneficiaries), executed and delivered to the Trustee, the due and punctual payment of all obligations and performance of all covenants under the Merger Agreement, EBP, MIP, Spungin Agreement, the Employment Agreements and this Trust Agreement on the part of the Company to be performed and observed. For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the assets of one or more of the Subsidiaries of the Company, the capital stock of which constitutes all or substantially all of the assets of the Company, shall be deemed to be a transfer of all or substantially all of the assets of the Company.

     "S&P" shall mean Standard & Poor's Corporation, a corporation organized and existing under the laws of the State of New York, its successors and their assigns.

     "Schedule of Benefits" means the schedule attached hereto as Schedule 2
                                                                  ----------
which, for purposes of this Agreement, lists the Beneficiaries and the amounts of their respective EBP Amounts, MIP Amounts and possible MIP Tail Amounts.

     "Subsidiary" of any Person means (a) a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) any other Person (other than a corporation) in which such Person, a Subsidiary of such Person or such Person and one or more Subsidiaries of such Person, directly or indirectly, at the date of determination thereof, have at least a majority ownership interest.

     "Trust" means the USI Bonus Benefits Trust established pursuant to the terms of this Agreement.

     "Trust Account" means the trust account established by the Trustee pursuant to Section 2.4(a) hereof.

     "Trust Funds" means, at any time, the amount of funds in the Trust Account including any Reinvestment Income thereon.

     "Voting Stock" means, with respect to any Person, securities of any class or classes of capital stock in such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the board of directors of other govering body of such Person.

                                   ARTICLE II

                          TRUST ESTATE; BANK ACCOUNTS
                          ---------------------------

     SECTION 2.1    Declaration of Irrevocable Trust.
                    --------------------------------

     The Trust created hereby is irrevocable. The Company hereby waives, releases and discharges all right, power and authority to revoke this Agreement and the Trust hereby created, or to amend or supplement its terms, except as expressly provided for in Section 6.3 hereof. The Trustee hereby declares that, in accordance with the provisions hereof, the Trustee shall hold, manage, invest and distribute all of the assets now or hereafter constituting the Trust Estate in trust for the benefit of the Beneficiaries and shall perform the duties herein required to the best of its ability to the end that the interests of the Beneficiaries may be adequately and effectively protected.

     SECTION 2.2    The LOC.
                    -------

     The Trustee acknowledges its acceptance, simultaneously with the execution and delivery of this Agreement, of the LOC and declares that it will hold the LOC and the balance of the Trust Estate for the benefit of the Beneficiaries in accordance with the provisions hereof. The Trust Estate shall consist of all of the following: (a) all rights and benefits accruing to the Trust under this Agreement and the LOC; (b) all amounts from time to time on deposit in the Trust Account and Payment Accounts (as defined in Section 2.4(a) below; (c) all Reinvestment Income; and (d) all proceeds of the foregoing.

     SECTION 2.3    Conservation of Trust Estate.
                    ----------------------------

     The Trustee shall have no power to vary or sell the rights, privileges and assets constituting the Trust Estate or to carry on any business involving such assets. The rights and duties specified for the Trustee herein are granted solely for the purpose of protecting and conserving the assets constituting the Trust Estate.

     SECTION 2.4    Trust Account and Payment Accounts.
                    ----------------------------------

     (a) On or before [the date the tender closes], the Trustee shall open and maintain the a trust account for the receipt of LOC Proceeds and Reinvestment Income (the "Trust Account"). On or before the date that funds will be deposited in, and for as long as funds remain in, the Trust Account, the Trustee shall open and maintain separate trust accounts, each designated to a particular Beneficiary (individually, a "Payment Account" and collectively, the "Payment Accounts").

     (b) The Trust Account and Payment Accounts shall be maintained in the name of, and at the sole control of, the Trustee for the benefit of the Beneficiaries. The Trustee shall hold all amounts deposited into the Trust Account and Payment Accounts under this Agreement for the benefit of the Beneficiaries until distribution of any such amounts is accomplished under this Agreement. The amounts on deposit in the Trust Account and Payment Accounts (i) may be maintained as subaccounts of a single master or concentration account if required or deemed appropriate by the Trustee for investment, administrative or settlement purposes and (ii) may be commingled for investment, administrative or settlement purposes so long as the amounts required to be on deposit in such subaccounts are credited to the proper subaccounts.

                                  ARTICLE III

                    PAYMENT OF EBP, MIP AND MIP TAIL AMOUNTS
                    ----------------------------------------

     SECTION 3.1    Certification of Beneficiaries for MIP Tail Amount.
                    --------------------------------------------------

     (a) Each Beneficiary listed on the Schedule of Benefits as eligible to receive an MIP Tail Amount shall become entitled to receive an MIP Tail Amount, unless the Company, on or before October 1, 1995, certifies to the Trustee that such Beneficiary either (i) was not employed by the Company on the Record Date,
(ii) was not involuntarily terminated by the Company after the "Change in Control" (as defined in the MIP) or (iii) did not terminate his employment with the Company by reason of "Total and Permanent Disability" (as defined in the MIP) or death on or after the Change in Control.

     (b) If the Company certifies that any Beneficiaries indicated on the Schedule of Benefits to be eligible to receive an MIP Tail Amount are not entitled to receive such MIP Tail Amount, then, with respect to the Beneficiaries not so certified, the Designated Beneficiaries may conduct an inquiry, and, at their option, may certify one or more of such Beneficiaries as eligible to receive an MIP Tail Amount by notice to the Trustee on or before October 10, 1995. The Trustee shall promptly furnish a copy of the Designated Beneficiaries' certification to the Company.

     SECTION 3.2    Draws on the LOC.
                    ----------------

     On October 16, 1995, the Trustee shall draw on the LOC in an amount equal to the Aggregate EBP Amount, the Aggregate MIP Base Amount and that portion of the Aggregate MIP Tail Amount due to Beneficiaries, as certified by the Company or the Designated Beneficiaries under Section 3.1 above, and deposit the LOC Proceeds in the Trust Account. The Trustee shall then promptly transfer from the Trust Account to each Beneficiary's Payment Account an amount, for each Beneficiary as set forth on the Schedule of Benefits, equal to such Beneficiary's (i) EBP Amount, (ii) MIP Amount and (iii) MIP Tail Amount, if such Beneficiary was certified to be entitled to his MIP Tail Amount, and then distribute the funds in the Payment Accounts to the Beneficiaries thereof.

     SECTION 3.3    Reductions to the LOC Amount.
                    ----------------------------

     (a) The initial amount of the LOC shall be $________________ and shall reduce by the amount of any draws on the LOC.

     (b) Effective as of the LOC Termination Date, the Trustee shall instruct the LOC Issuer to reduce the LOC Amount to zero and shall cancel the LOC and return it to the LOC Issuer.

     SECTION 3.4    LOC Draw Event.
                    --------------

     If, prior to October 16, 1995, an LOC Draw Event shall occur, the Trustee shall draw on the LOC within three (3) Business Days (but in any event on or before October 16, 1995). After drawing on the LOC, the Trustee shall deposit the LOC Proceeds in the Trust Account. If the Trustee has so drawn on the LOC, then the Trustee, on October 16, 1995, shall transfer Trust

Funds in the Trust Account to the Payment Accounts and pay out to Beneficiaries their respective EBP Amounts, MIP Amounts and MIP Tail Amounts, as set forth on the Schedule of Benefits.

     SECTION 3.5    Insufficiency of Trust Estate.
                    -----------------------------

     The Trustee shall attempt to make all distributions of Trust Funds in accordance with the procedures set forth in this Agreement. If at any time the Trustee, after making all permitted draws on the LOC, is unable to pay from Trust Funds all amounts which have become payable to Beneficiaries or other parties, then the remaining Trust Funds shall be paid pro rata to all Beneficiaries in the proportion which each Beneficiary's respective EBP Amount, MIP Amount and MIP Tail Amount, taken together, bear to the sum of the Aggregate EBP Amount, Aggregate MIP Amount and Aggregate MIP Tail Amount.

     SECTION 3.6    Remedies If Draw is Dishonored.
                    ------------------------------

     (a) In case any draw on the LOC is dishonored, the Trustee, in its discretion may proceed to protect and enforce its rights and the rights of the Beneficiaries under this Agreement by a suit, action or proceeding in equity or at law or otherwise, whether for the specific performance of any covenant or agreement contained in this Agreement or in aid of the execution of any power granted in this Agreement or for the enforcement of any other legal, equitable or other remedy, as the Trustee, being advised by counsel, shall deem most effectual to protect and enforce any of the rights of the Trustee or the Beneficiaries.

     (b) In case any draw on the LOC is dishonored, those Beneficiaries desiring the Trustee to take action to enforce and conserve the Trust Estate, shall offer to provide the Trustee such reasonable indemnity as the Trustee may require against the costs, expenses, and liabilities to be incurred (as estimated by the Trustee) by instituting any suit, action, or proceeding in equity or at law upon or under or with respect to the LOC. Each such Beneficiary shall subscribe for the estimated costs, expenses and liabilities likely to be incurred by the Trustee in the ratio which its share of any expected recovery bears to the entire recovery, as agreed among such Beneficiaries, or in the absence of such agreement, as decided by the Trustee in its discretion without liability of any kind to the Beneficiaries for such decision. Upon establishing the pro rata shares for the Trustee's indemnity and the payment of any amounts or furnishing of such security as may be required by the Trustee, such Beneficiaries shall constitute the "Managing Beneficiaries", each with a vote in proportion to its subscribed share of the Trustee's indemnity (all votes totalling 100%). Actions of the Trustee authorized by the Managing Beneficiaries shall require a 51% vote of the Managing Beneficiaries.

     (c) In case any draw on the LOC is dishonored, the Managing Beneficiaries with aggregate votes of 51% or more shall have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee; provided, however, that, subject to Section 5.1, the Trustee shall have the right to decline to follow any direction if the Trustee, being advised by counsel, determines that the action so directed may not lawfully be taken, or if the Trustee in good faith determines that the action so directed would be illegal or involve it in personal liability or be unduly prejudicial to the rights of Beneficiaries not parties to such direction; and provided further that nothing in this Agreement shall impair the right of the Trustee to take any action deemed proper by the Trustee and which is not inconsistent with such direction by the Managing Beneficiaries.

                                   ARTICLE IV

                             ACCOUNTING AND REPORTS
                             ----------------------

     SECTION 4.1    Investment of Trust Funds.
                    -------------------------

     The Trustee shall invest any funds deposited in the Trust Account in Eligible Investments in such manner as will most conveniently ensure access to Trust Funds when needed for distributions as directed in writing by the Designated Beneficiaries. The Trustee shall have no duty to maximize investment returns.

     SECTION 4.2    Manner of Making Distributions.
                    ------------------------------

     All distributions to Beneficiaries shall be made by checks sent by first class United States mail, postage prepaid, to the addresses appearing on the Register. Upon the execution of this Agreement, the Company has furnished the initial Register to the Trustee. The Designated Beneficiaries are authorized to provide notices to the Trustee advising of changed addresses for any of the Beneficiaries. Upon recipt of such notice, the Trustee shall make the corresponding changes in the Register.

     SECTION 4.3    Tax Returns.
                    -----------

     The Trustee shall prepare or shall cause to be prepared any tax returns required to be filed by the Trust and such returns shall be filed by the Trustee. In no event shall the Trustee be liable for any liabilities, costs or expenses of the Trust or the Beneficiaries under any tax law, including without limitation Federal, state or local income or excise taxes or any other tax imposed on or measured by income (or any interest or penalty with respect thereto or arising from a failure to comply therewith).


                                   ARTlCLE V

                                  THE TRUSTEE
                                  -----------

     SECTION 5.1    Duties of Trustee; Standard of Care.
                    -----------------------------------

     The Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. The Trustee shall exercise such of the rights and powers vested in it by this Agreement, and use the same degree of care and skill in their exercise, as a prudent corporate trustee under a trust indenture. No provision of this Agreement shall be construed to relieve the Trustee from liability for its own gross negligent action, its own gross negligent failure to act or its own wilful misconduct; provided, however, that:

     (1) The duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

     (2) The Trustee shall not be personally liable for an error of judgment made in good faith by the Trustee, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts or in performing its duties;

     (3) The Trustee shall not be personally liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the direction, as provided under the terms of this Agreement, of the Designated Beneficiaries relating to the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Agreement, except that the enforcement of remedies pursuant to Section 3.6 shall be directed by the Managing Beneficiaries as therein provided; and

     (4) The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

     SECTION 5.2    Certain Matters Affecting the Trustee.
                    -------------------------------------

     (a) The Trustee, upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments furnished to the Trustee which are specifically required to be furnished pursuant to any provision of this Agreement, shall examine them to determine whether they conform as to form to the requirements of this Agreement. The Trustee may rely and shall be protected in acting or refraining from acting upon any resolution, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

     (b) The Trustee may consult with counsel and any opinion of counsel for the Trustee shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by it hereunder in good faith and in accordance with such opinion of counsel.

     (c) The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Beneficiaries, pursuant to the provisions of this Agreement, unless the Designated Beneficiaries concur in such request, order or direction and shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may he incurred therein or thereby.

     (d) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing so to do by the Designated Beneficiaries; provided, however, that if the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee, not reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement, the Trustee may require reasonable indemnity against such cost, expense or liability as a condition to so proceeding.

     (e) The Trustee may execute any of the trusts or powers hereunder or perform any duties as Trustee hereunder either directly or by or through agents or attorneys or a custodian and shall not be liable for any acts or omissions of such agents, attorneys or custodians if appointed by it with due care hereunder.

     SECTION 5.3    Trustee Not Liable for Unpaid Claims.
                    ------------------------------------

     The Trustee makes no representations as to the validity or sufficiency of the Trust Estate to pay the Aggregate EBP, Aggregate MIP and Aggregate MIP Tail to the Beneficiaries. No recourse shall be had for any claim based on any provision of this Agreement, including the LOC, against American National Bank and Trust Company of Chicago in its individual capacity, and American National Bank and Trust Company of Chicago shall not have any personal obligation, liability or duty whatsoever to any Beneficiary or any other person with respect to any such claim, and any such claim shall be asserted solely against the Trust, except for such liability as is finally determined to have resulted from its own gross negligence or willful misconduct.

     SECTION 5.4    Trustees' Compensation.
                    ----------------------

     (a) As compensation for its services hereunder, the Company shall pay to the Trustee a base fee of $______________ upon execution of this Agreement and shall also pay the following fees and expenses of the Trustee (in addition to the base fee):

          (i) except as otherwise expressly provided herein, all reasonable expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Agreement (including the reasonable compensation and the expenses and disbursements of its agents and counsel) except any such expense, disbursement or advance as may be attributable to its gross negligence or wilful misconduct;

          (ii) any loss, liability or expense incurred by Trustee without gross negligence or wilful misconduct on its part, arising out of or in connection with the acceptance or administration of this Trust and its duties hereunder, including the costs and expenses of defending itself against any claim or liability in connection with the exercise or performance of any of its powers or duties hereunder.

     (b) If the other fees and expenses of the Trustee herein provided to be paid by the Company are not so paid, they shall be payable out of the Trust Estate, and if Trust Funds are insufficient to pay amounts then due the Trustee, the Trustee shall draw on the LOC in an amount sufficient to pay amounts then due and permitted to be reimbursed from the Trust Estate.

     SECTION 5.5    Eligibility Requirements for Trustee.
                    ------------------------------------

     The Trustee hereunder shall at all times be an Eligible Trustee. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 5.5, the Trustee shall resign immediately in the manner and with the effect specified in Section 5.6.

     SECTION 5.6    Resignation or Removal of Trustee.
                    ---------------------------------

     The Trustee may at any time resign and be discharged from the trusts hereby created by giving written notice thereof to the Designated Beneficiaries and the Company, provided such notice is given on or before September 1, 1995. Upon receiving such notice of resignation, the Designated Beneficiaries shall promptly appoint a successor Trustee by written instrument. If no successor Trustee shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor Trustee.

     If at any time the Trustee shall cease to be eligible in accordance with the provisions of Section 5.5 and shall fail to resign after written request therefor by the Designated Beneficiaries, or if at any time the Trustee shall be legally unable to act, or shall be adjudged a bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Trustee or any Beneficiary on behalf of itself and all others similarly situated may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

     Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 5.6 shall not become effective until acceptance of appointment by the successor Trustee as provided in Section 5.7.

     SECTION 5.7    Successor Trustee.
                    -----------------

     Any successor Trustee appointed as provided in Section 5.6 shall execute, acknowledge and deliver to its predecessor Trustee an instrument accepting such appointment hereunder, and thereupon the resignation or removal of the predecessor Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee. The predecessor Trustee shall deliver or cause to be delivered to the successor Trustee the LOC and any related documents and statements held by it hereunder; and the successor Trustee and predecessor Trustee shall execute and deliver such instruments and do such other things as may reasonably be required for fully and certain vesting and confirming in the successor Trustee all such rights, powers, duties and obligations.

     No successor Trustee shall accept appointment as provided in this Section
5.7 unless at the time of such acceptance such successor Trustee shall be eligible under the provisions the provisions of Section 5.5.

     Upon acceptance of appointment by a successor Trustee as provided in this
Section 5.7, the successor Trustee shall mail notice of such succession to the Beneficiaries at their addresses as shown in the Register.

     SECTION 5.8    Merger or Consolidation of Trustee.
                    ----------------------------------

     Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided such corporation shall be eligible under the provisions of Section 5.5, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

     SECTION 5.9    Claims Under the Agreement.
                    --------------------------

     All rights of action and claims under this Agreement instituted, prosecuted, enforced or defended by the Trustee shall be conducted in its own name or in its capacity as Trustee. Any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, be for the benefit of the Beneficiaries in respect of which such judgment has been recovered, in accordance with their respective interests in the Trust Estate.

     SECTION 5.10  Designated Beneficiaries.
                   ------------------------

     (a) Except as specifically provided in this Agreement, no Beneficiary shall have any right to vote or in any manner otherwise control the operation and management of the Trust or the obligations of the parties hereto, such right being herein reserved solely to the Designated Beneficiaries or, in the limited circumstances under Section 3.6, to the Managing Beneficiaries.

     (b) The Designated Beneficiaries shall have no right by virtue of any provisions of this Agreement to institute any suit, action, or proceeding in equity or at law upon or under or with respect to this Agreement, unless they previously shall have given to the Trustee a written notice of the action desired to be taken and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee, for thirty (30) days after its receipt of such notice, request, and offer of indemnity, shall have neglected or refused to institute any such actions, suit, or proceeding. It is understood and intended, and expressly covenanted by each Beneficiary with every other Beneficiary and the Trustee, that no one or more Beneficiaries shall have any right in any manner whatever by availing itself or themselves of any provisions of this Agreement to affect, disturb, or prejudice the rights of any other Beneficiaries, or to obtain or seek to obtain priority over or preference to any other such Beneficiary, or to enforce any right under this Agreement, except in the manner herein provided and for the benefit of all Beneficiaries, in accordance with their respective interests in the Trust Estate. For the protection and enforcement of the provisions of this Section, each and every Beneficiary and the Trustee shall be entitled to such relief as can be given either at law or in equity.

     (c) The Designated Beneficiaries make no representations as to the validity or sufficiency of the Trust Estate to pay the Aggregate EBP, Aggregate MIP and Aggregate MIP Tail to the Beneficiaries. No recourse shall be had by any Beneficiary or his successors and assigns for any claim based on any provision of this Agreement, including the LOC, against any of the Designated Beneficiaries in their individual capacity, and the Designated Beneficiaries shall not have any personal obligation, liability or duty whatsoever to any Beneficiary or his successors or assigns with respect to any such claim, and any such claim shall be asserted solely against the Trust.

     (d) The Designated Beneficiaries shall be under no obligation to exercise any of the rights or powers vested in them by this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto, at the request, order or direction of any of the Beneficiaries, pursuant to the provisions of this Agreement, unless the Designated Beneficiaries concur in such request, order or direction and the remaining Beneficiaries shall have offered to the Designated Beneficiaries reasonable security or indemnity against the costs, expenses and liabilities which may he incurred therein or thereby.

     (e) The Designated Beneficiaries, in their representative capacity and not in their capacity as Beneficiaries, shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document given to them pursuant to this Agreement. The Designated Beneficiaries may consult with counsel and any opinion of counsel for the Designated Beneficiaries shall be full and complete authorization and protection in respect of any action taken or suffered or omitted by them hereunder in good faith and in accordance with such opinion of counsel.

     (f) The Company shall protect, defend, indemnify and hold the Designated Beneficiaries forever harmless from and against any and all liabilities, demands, claims, actions, causes of action, asssessments, losses, costs, damages or expenses, including attorneys' and accountants' fees in connection with any of their acts or omissions, in their representative capacity and not in their capacity as Beneficiaries, arising from or in connection with their exercise of, or failure to exercise, any of the rights and powers granted to them under this Agreement or as a result of or arising out of or by virtue of their status as Designated Beneficiaries; provided, however, the foregoing indemnity obligation of the Company shall not extend to actions brought, threatened or asserted against the Company by the Designated Beneficiaries in connection with the Trust or any other matter (other than actions brought solely to enforce the obligations of the Company under this indemnity). If the Company shall fail to keep and perform its indemnity obligations hereunder, the Designated Beneficiaries may give notice to the Trustee to indicate that the Company is in breach of its obligations under this Section 5.10 and requesting a draw on the LOC in the amount required to be reimbursed for any liabilities arising from such breach, the Trustee shall deliver a copy of such notice to the Company. Unless the Company, within thirty (30) days after service of such notice, has delivered to the Trustee a signed release from the Designated Beneficiaries rescinding their earlier notice, then, on the thirty-first (31st) day after service of such notice, or the next Business Day if such day is not a Business Day, the Trustee shall draw on the LOC (if the LOC has not previously been drawn in full) in the amount of the notice from the Designated Beneficiaries and deposit the LOC Proceeds into the Trust Account. The Trustee shall promptly transfer funds in such amount from the Trust Account to the Payment Accounts of the Designated Beneficiaries as they shall jointly direct and distribute the funds in the Payment Accounts to the respective Designated Beneficiaries.


                                   ARTICLE VI

                                 MISCELLANEOUS
                                 -------------

     SECTION 6.1    Maintenance of Office or Agency.
                    -------------------------------

     The Trustee will maintain or cause to be maintained, in the City of Chicago, Illinois, an office or offices or agency or agencies where notices and demands to or upon the Trustee in respect of this Agreement may be served.

     SECTION 6.2    Termination.
                    -----------

     The Trustee shall wind up the affairs of the Trust promptly after the LOC Termination Date and, at such time, the Trustee shall return the LOC to the LOC Issuer. The Trustee shall pay to the LOC Issuer any money held by it in the Trust Account that remains unclaimed at the time of termination of the Trust; and, at such time, the obligations and responsibilities created by the Agreement and the Trust created thereby shall terminate.

     SECTION 6.3    Amendment.
                    ---------

     (a) This Agreement may be amended from time to time by the Company with the prior written consent of the Designated Beneficiaries, to cure any ambiguity or correct or supplement any provisions herein or therein which may be inconsistent with any other provisions herein or therein, as the case may be, or to add any other provisions with respect to matters or questions arising under this Agreement which shall not be inconsistent with the provisions of this Agreement in any material respect; provided, however, that such action shall not, as evidenced by an opinion of counsel for the Trustee, adversely affect the interests of any Beneficiary.

     (b) Promptly after the execution of any amendment or consent pursuant to this Section 6.3, the Trustee shall furnish written notification of the substance of such amendment to each Beneficiary.

     (c) The Trustee may, but shall not be obligated to, enter into any such amendment which affects the Trustee's own rights, duties or immunities under this Agreement or otherwise.

     (d) Upon the execution of any amendment to this Agreement, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes; and every Beneficiary shall be bound thereby.

     SECTION 6.4    Voting by Beneficiaries.
                    -----------------------

     For purposes of establishing the number of Beneficiaries voting on any matter, the original number of Beneficiaries listed on the Schedule of Benefits hereto shall constitute the total maximum number of votes. All legal heirs, representatives, successors and assigns of any Beneficiary shall in the aggregate be considered as a single vote.

     SECTION 6.5    Notices.
                    -------

     All communications and notices hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (reurn receipt requested), to the parties at the following address:

     If to the Trustee:

     33 N. LaSalle Street, 13th Floor
     Chicago, Illinois  60690
     Attention:  Corporate Trust Administration

     If to the Company:

     ------------------------------

     ------------------------------

or at such other address for a party as specified by like notice, which shall be effective when sent as described above. All communications and notices pursuant hereto to a Beneficiary shall be in writing and delivered or mailed to the address shown in the Register.

     SECTION 6.6    Merger and Integration.
                    ----------------------

     Except as specifically stated otherwise herein, this Agreement sets forth the entire understanding of the parties relating to the subject matter hereof, and all prior understandings, written or oral, are superseded by this Agreement. This Agreement may not be modified, amended, waived, or supplemented except as provided herein.

     SECTION 6.7    Headings.
                    --------

     The headings herein are for purposes of reference only and shall not otherwise affect the meaning or interpretation of any provision hereof.

     SECTION 6.8    Governing Law.
                    -------------

     This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Illinois.

     SECTION 6.9    Counterparts.
                    ------------

     This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which shall be an original, but all of which together shall constitute one and the same instrument.

     SECTION 6.10   Examination of Trust Records.
                    ----------------------------

     The Company and any Beneficiary may examine the books and records maintained by the Trustee during normal business hours at the office of the Trustee upon compliance with the reasonable requirements of the Trustee.

     SECTION 6.11   Court Orders and Litigation.
                    ---------------------------

     In case any part of the Trust property shall be attached, garnished, or levied upon any court order, or the delivery thereof shall be stayed or enjoined by an order of court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Agreement, or any part thereof, the Trustee is hereby expressly authorized in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in case the Trustee obeys or complies with any such writ, order or decree it shall not be liable to any of the parties thereto or to any other person, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated. In the event that the Trustee becomes involved in litigation on account of the Trust property or this Agreement, it shall have the right to retain counsel and shall have a lien on the property deposited hereunder for the costs, attorneys' and solicitors' fees, charges, disbursements, and expenses in connection with such litigation; and shall be entitled to reimburse itself therefor out of the property deposited hereunder, and if it shall be unable to reimburse itself from the property deposited hereunder, the Company agrees to pay to the Trustee on demand, its reasonable charges, counsel and attorneys' fees, disbursements, and expenses in connection with such litigation.

     SECTION 6.12  Conflicting Demands,
                   -------------------

     In the event that conflicting demands are made upon the Trustee for any situation not addressed in this Agreement, the Trustee may withhold performance of this Agreement until such time as said conflicting demands shall have been withdrawn or the rights of the respective parties shall have been settled by court adjudication, arbitration, joint order or otherwise.

     IN WITNESS WHEREOF, the Company and Trustee have caused this Agreement to be executed by their respective officers thereunto duly authorized this ____ day of ______________________, 1995.

TRUSTEE:  AMERICAN NATIONAL BANK AND TRUST COMPANY OF CHICAGO


By:     __________________________________________
        [Name]
        [Title]


Attest: __________________________________________
        [Name]
        [Title]


COMPANY:  UNITED STATIONERS INC.


By:     __________________________________________
        [Name]
        [Title]


Attest: __________________________________________
        [Name]
        [Title]

                                   SCHEDULE 1
                                   ----------

                                    THE LOC
                                    -------

Date:
Number:
Amount:  $U.S.:


Beneficiary:          On Behalf of:

Trustee               United Stationers Inc.
__________
__________, Illinois  _____________________, IL  _____

                                 Stated Expiry

                                 [Insert 1 year after Tender Offer]


Re:  USI BONUS BENEFITS TRUST
     ------------------------

1. We hereby establish our irrevocable Letter of Credit in favor of ____________________________________, not in its individual capacity, but solely as Trustee of the USI Bonus Benefits Trust (the "Trustee") created under the provisions of a Trust Agreement dated as of ________, 1995 between United Stationers Inc., a Delaware corporation (the "Company") and the Trustee (the "Trust Agreement"), for the account of the Company in the
     amount of _______________________________________ U.S. Dollars ($         )
     available by your draft(s) on us at sight. Each draft shall be substantially in the form of Exhibit "A" hereto. Partial drawings are permitted.

2.   Partial Reductions
     ------------------

     This Letter of Credit shall be reduced only when and to the extent of each draw by the Trustee and by amounts which we are instructed in writing by the Trustee to reduce this Letter of Credit.

3.   No right of set-off
     -------------------

     This Letter of Credit shall remain in effect without regard to any default in payments of sums owed us by the Company and without regard to any claims or right of set off which we may have against the Company.

4. This Letter of Credit shall remain in full force and effect notwithstanding any amendment to such Trust Agreement, and the Trustee is not required to furnish notice of any such amendment.

5. In the event the Trustee draws on this Letter of Credit in accordance with the terms hereof and we fail to honor said draft for any reason, we shall be liable for all of the Trustee's costs and expenses in enforcing this Letter of Credit including the Trustee's reasonable attorneys' fees.

This Irrevocable Letter of Credit is subject to the "Uniform Customs and Practice for Documentary Credit, the International Chamber of Commerce Publication #500 (Latest Revision)", except as herein and above modified.

                                   EXHIBIT A

                                ___________ Bank

                          Letter of Credit No. ______

                                     DRAFT


     PAY $_________________________ TO _________________________________, AS
TRUSTEE OF THE USI BONUS BENEFITS TRUST.

     _____________________________ (the "Trustee") hereby certifies as follows:
That this Draft is executed by: ______________________________________________, whose title is ______________________ and who has full authority to execute this Draft; that it is made and delivered to obtain payment against ____________ _______ Bank, Letter of Credit Number ______________ dated _____________________
for purposes of that certain trust (known as the USI Bonus Benefits Trust) created under the provisions of a trust agreement dated as of _________, 1995 between United Stationers Inc., as settlor, and the Trustee.


                                    _________________________________________


                                    BY: _____________________________________

                                    ITS:_____________________________________


Dated: _________________________________

                                   SCHEDULE 2
                                   ----------

                              SCHEDULE OF BENEFITS
                              --------------------

Beneficiaries                 EBP                MIP               MIP TAIL
- -------------                 ---                ---               --------